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                                                                    EXHIBIT 99.1

                            FIRST AMENDMENT TO LEASE

         This Amendment to Lease (this "Amendment") is made and entered into as of this 23rd day of August, 2004, by and between CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership, successor-in-interest to CarrAmerica Realty Corporation, a Maryland corporation, as landlord ("Landlord"), and Corillian Corporation, an Oregon corporation, as tenant ("Tenant").

                                    Recitals:

         A. Under that certain Lease Agreement dated May 19, 2000, by and among Landlord and Tenant, (the "Lease"), Tenant leases from Landlord those certain premises located in Buildings 1, 2, and 3, Rock Creek Corporate Center, Hillsboro, Oregon 97124 (the "Premises"). More specifically, the Premises includes the following: (a) the second and third floors of Building 1, also known as 3600 NW John Olsen Place, the second and third floors of Building 1 containing a total of 44,901 Rentable Square Feet ("RSF"); (b) all of Building 2, also known as 3400 NW John Olsen Place, containing a total of 66,198 RSF; and
(c) all of Building 3, also known as 3500 NW John Olsen Place, containing a total of 11,028 RSF. The Premises currently contains a total of 122,127 RSF.

         B. Tenant and Landlord now desire to amend the Lease to, among other things, reduce the amount of RSF contained in the Premises, extend the initial Term of the Lease, adjust the Base Rent, and modify the Base Year, all as set forth below. Except as so modified, the parties intend the Lease to remain in full force and effect in accordance with its terms.

                                   Agreement:

         For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

      1. MODIFIED PREMISES. Effective January 1, 2005, (the "Effective Date"), the Premises shall be modified to exclude the third floor of Building 1 (the "Released Premises"), reducing the area of the Premises by 22,451 RSF. As of the Effective Date, the Premises shall include only the following: (a) the second floor of Building 1, containing 22,450 RSF; (b) all of Building 2, containing 66,198 RSF; and (c) all of Building 3, containing 11,028 RSF. The Premises, as modified, shall contain a total of 99,676 RSF. Tenant shall vacate the third floor of Building 1 prior to the Effective Date.

      2. EXPIRATION DATE. The initial Term of the Lease shall be extended to expire on September 30, 2010.


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      3. BASE RENT. Base Rent shall be modified, as of the Effective Date, as follows:

                                                            Annual Rate                Monthly
                     Period                                  Per RSF                   Base Rent
                     ------                                  -------                   ---------
         January 1, 2005 - September 30, 2005                 $22.95                    $190,630.35

         October 1, 2005 - September 30, 2006                 $23.45                    $194,783.51

         October 1, 2006 - September 30, 2007                 $24.00                    $199,352.00

         October 1, 2007 - September 30, 2008                 $22.50                    $186,892.50

         October 1, 2008 - September 30, 2009                 $23.00                    $191,045.66

         October 1, 2009 - September 30, 2010                 $23.50                    $195,198.83


      4. TENANT'S PROPORTIONATE SHARE. As of the Effective Date: (a) 100% (based upon a total of 66,198 RSF for Building 2), as to all Operating Costs relating to Building 2, as defined in Section 2C(1) of the Lease, including, without limitation, HVAC maintenance and repairs, elevator maintenance and repairs, building management fee, any janitorial services and supplies, window cleaning and property insurance; (b) 100% (based upon a total of 11,028 RFS for Building
3), as to all Operating Costs relating to Building 3, as defined in Section 2C(1) of the Lease, including, without limitation, HVAC maintenance and repairs, building management fee, any janitorial services and supplies, window cleaning and property insurance; (c) 34.30% (based upon a total of 65,436 RSF for Building 1), as to all Operating Costs relating to Building 1, as defined in
Section 2C(1) of the Lease, including, without limitation, HVAC maintenance and repairs, elevator maintenance and repairs, building management fee, any janitorial services and supplies, window cleaning and property insurance; (d) 69.87% (based upon a total of 142,662 RSF in Buildings 1, 2 and 3) of all Operating Costs of the Project, excluding all Operating Costs attributable to all or any part of any Building in the Project, including without limitation, landscape costs, parking lot repair and maintenance, Landlord's liability insurance costs; and (e) 69.87% of all Taxes.

      5. BASE YEAR. Effective January 1, 2008, the Base Year, as defined in
Section 2A(2) of the Lease, shall be modified to the calendar year 2007. Prior to January 1, 2008, Tenant shall continue to pay Operating Cost Share Rent and Tax Share Rent in excess of Operating Costs and Taxes for the Base Year as defined in the Lease, that is, the calendar year 2001.

      6. CASH ALLOWANCE; ALTERATIONS AND IMPROVEMENTS. Upon Tenant's written request, but no sooner than October 1, 2007, Landlord shall provide Tenant with a cash allowance in the amount of $498,380.00, equal to $5.00 per RSF contained in the Premises as modified ($5.00 x 99,676 RSF = $498,380.00). The cash allowance is intended by


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the parties to be used by Tenant for alterations and
improvements to the Premises. Any such alterations or improvements shall be deemed Work, and shall be subject to the terms and conditions contained in
Section 5 of the Lease.

      7. SIGNAGE REMOVAL. Tenant agrees, at no cost or expense to Landlord, to the removal of Tenant's signage currently located on the exterior and Western side of Building 1, so long as: (a) any tenant occupying or intending to occupy the Released Premises receives necessary governmental approvals to locate its signage in a similar location; and (b) such necessary governmental approvals require the removal of Tenant's signage.

      8. BROKERAGE FEE. Landlord shall pay the Mehigan Company a brokerage fee for the Lease Term extension contained in this Amendment, pursuant to a separate agreement.

      9. EFFECT OF AMENDMENT. Except as specifically amended and modified herein, all other terms and conditions of the Lease shall remain in full force and effect. Any capitalized and undefined terms contained in this Amendment shall have the definition given in the Lease.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

                           TENANT:

                           CORILLIAN CORPORATION,
                           an Oregon corporation

                           By:      /s/ PAUL K. WILDE_________
                           Name: Paul K. Wilde________________
                           Title:   CFO_______________________


                           LANDLORD:

                           CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

                                    By:     CARRAMERICA REALTY CORPORATION
                                            a Maryland corporation,
                                            its sole member

                                            By:      /s/ CLETE CASPER_________
                                            Name: Clete Casper________________
                                            Title:   Managing Director________


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